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--------                                                                                                  --------------------------
 FORM 4                                                                                                         OMB APPROVAL
--------                                          UNITED STATES SECURITIES AND                            --------------------------
[ ] Check this box if no longer                        EXCHANGE COMMISSION                                OMB Number: 3235-0287
    subject to Section 16. Form                                                                           --------------------------
    4 or Form 5 obligations may                                                                           Expires: December 31, 2001
    continue. See Instruction 1(b).                                                                       --------------------------
                                                    WASHINGTON, D.C. 20549                                Estimated average burden
                                                                                                          hours per response....0.5
   (Print or Type Responses)               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   --------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*|  2. Issuer Name                                  |   6. Relationship of Reporting
   SANDLER, MICHAEL F.                  |                                                  |      Person(s) to Issuer (Check all
       C/O MHM SERVICES, INC.           |             MHMI                                 |      applicable)
-------------------------------------------------------------------------------------------|        X  Director            10% Owner
                                        | 3. IRS or              |  4. Statement for       |                               Other
                                        |    Identification      |     Month/Year          |           Officer (give       (specify
8605 WESTWOOD CENTER DRIVE, SUITE 400,  |    Number of Reporting |     NOV-00              |           title below)    ____ below)
--------------------------------------- |    Person, if          |-------------------------|----------------------------------------
                                        |    an entity           |  5. If Amendment,       |   7. Individual or Joint/Group Filing
                                        |    (voluntary)         |     Date of Original    |              (Check Applicable Line)
                                        |                        |                         |                     Form filed  by
                                        |                        |                         |                     One Reporting
                                        |                        |                         |      X              Person
                                        |                        |                         |                     Form filed by
                                        |                        |                         |                     More than One
VIENNA,        VIRGINIA        22182    |                        |                         |     ___             Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)  |     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.                                      |2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
                                        |  Date        |   Code        |   or Disposed of (D)     | Securities  |  ship   | of
                                        |              |   (Instr. 8)  |   (Instr. 3,4 and 5)     | Beneficially|  Form:  | Indirect
                                        |              |               |                          | Owned at End|  Direct | Bene-
   Title of Security                    |              | --------------|--------------------------| of Month    | (D) or  | ficial
   (Instr. 3)                           |              |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                        | (Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                        |   Year)      | Code  |   V   | Amount | (D)  |   Price  |             |(Instr.4)|(Instr.4)
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK                            |  11/20/00    |   P   |       |   220  |  A   |$15,840.00|         275 |      D  |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
----------------------------------------|--------------|-------|-------|--------|------|----------|-------------|---------|---------
                                        |              |       |       |        |      |          |             |         |
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                         TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   |         |        |        |
                               |              |               |               |  4 and 5)    | Date    | Expir- |        |Amount or
                               |              |               |---------------|--------------| Exer-   | ation  |        |Number of
                               |              |               | Code  |   V   | (A)  |  (D)  | cisable | Date   | Title  |Shares
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Securities    |    Ownership  |
              |   Owned at End |     Beneficially  |    (Instr. 4) |
              |   of Month     |     Owned at      |               |
              |   (Instr. 4)   |     End of Month  |               |
              |                |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
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Explanation of Responses:

                                                                                      [SIG]                            11-29-00
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

         * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

        ** Intentional misstatements or omissions of facts constitute
           Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
     Note: File three copies of this Form, on of which must be manually signed.
           If space is insufficient, see Instruction 6 for
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http://www.sec.gov/smbus/forms/4.htm
Last update: 11/05/1999

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